Exhibit 99.1

Contact:	Robert Volke - SVP, Chief Financial Officer
Gavin Bell - VP, Investor Relations
205-944-1312

HIBBETT REPORTS FIRST QUARTER RESULTS

•Q1 Comparable Sales Increase 4.1% Versus Prior Year; Net Sales Up 7.4% Year-Over-Year
•Q1 Diluted EPS of $2.74; 10.1% Operating Income Margin
•Updates Full Year Fiscal 2024 Guidance to Reflect A More Cautious Consumer Outlook

BIRMINGHAM, Ala. (May 26, 2023) - Hibbett, Inc. (Nasdaq/GS: HIBB), an athletic-inspired fashion retailer, today provided financial results for its first quarter ended April 29, 2023, and business updates.

Mike Longo, President and Chief Executive Officer, stated, “Hibbett posted solid sales results in a challenging environment, delivering a 4.1% comparable sales increase and a total sales increase of 7.4% versus last year. We maintain very good relationships with our valued brand partners that enables us to maintain our new store growth plan and provide the product assortment to meet consumer’s narrowed demand. We’re investing in our already best-in-class consumer experience while also taking costs out of the business, producing leverage on SG&A of 140 basis points versus last year. We believe our product array and outstanding customer service is a competitive advantage, resulting in market share gains.”

Mr. Longo continued, “Our consumers are facing a number of headwinds that range from inflation to concerns over outright job loss. Of note, the total amount of the average tax refund was unfavorable to last year by approximately 10%. We believe this disproportionately impacted our consumer and impacted our sales in the important first quarter of the year. Additionally, the athletic inspired segment of our industry is carrying surplus inventory and therefore experienced an elevated level of promotional activity. As a result of the challenging retail environment, consumers are focused on a narrower range of products. The combination of these factors is a major contributor to our revised guidance for the remainder of this fiscal year. Notwithstanding our more cautious near-term consumer outlook, we believe Hibbett remains well positioned for the long-term to continue to grow and increase market share.”

First Quarter Results

Net sales for the 13-weeks ended April 29, 2023, increased 7.4% to $455.5 million compared with $424.1 million for the 13-weeks ended April 30, 2022. Comparable sales increased 4.1% versus the prior year. Brick and mortar comparable sales were up 4.7% while e-commerce sales increased 0.6% on a year-over-year basis. E-commerce represented 13.7% of total net sales for the 13-weeks ended April 29, 2023, compared to 14.6% in the 13-weeks ended April 30, 2022.

Gross margin was 33.7% of net sales for the 13-weeks ended April 29, 2023, compared with 37.0% of net sales for the 13-weeks ended April 30, 2022. The approximate 330 basis point decline was driven primarily by lower average product margin which was about 375 basis points lower than the prior year due to higher promotional activity across both footwear and apparel. Store occupancy was relatively flat as a percent of sales year-over-year while both freight and logistics operations were favorable as a percentage of net sales.

Store operating, selling and administrative (“SG&A”) expenses were 21.1% of net sales for the 13-weeks ended April 29, 2023, compared with 22.5% of net sales for the 13-weeks ended April 30, 2022. The decrease of 140 basis points is primarily the result of expense reduction initiatives, lower advertising spend and reduced incentive compensation expense partially offset by wage inflation.

Exhibit 99.1
Net income for the 13-weeks ended April 29, 2023, was $35.9 million, or $2.74 per diluted share, compared with net income of $39.3 million, or $2.89 per diluted share, for the 13-weeks ended April 30, 2022.

For the 13-weeks ended April 29, 2023, we opened 10 net new stores, bringing the store base to 1,143 in 36 states.

As of April 29, 2023, we had $26.9 million of available cash and cash equivalents on our unaudited condensed consolidated balance sheet and $103.6 million of debt outstanding. Inventory as of April 29, 2023, was $438.0 million, a 39.1% increase compared to the prior year first quarter and up 4.1% from the beginning of the year.

During the 13-weeks ended April 29, 2023, we repurchased 159,592 shares of common stock under our Stock Repurchase Program (the “Repurchase Program”) for a total expenditure of $10.2 million. We also paid a quarterly dividend equal to $0.25 per outstanding common share that resulted in a cash outlay of $3.2 million.

Fiscal 2024 Outlook

The current retail business climate is challenging as consumers have been dealing with persistent inflation and higher interest rates. Consumer confidence has weakened, which we believe has impacted purchasing behavior, especially for discretionary products and services. We anticipate the risks noted below will impact us through the remainder of the 53-week fiscal year ending February 3, 2024 (“Fiscal 2024”) and expect these headwinds will be more impactful on our second fiscal quarter than in the back half of the year. Therefore, we are updating the guidance for Fiscal 2024 that we presented on March 3, 2023, in conjunction with the release of our results for the fiscal fourth quarter and full year ended January 28, 2023.

Risks to be considered for the remainder of Fiscal 2024 include inflation, a high interest rate environment, reduced consumer confidence, the ongoing promotional environment, potential reduction or deferral of discretionary purchases, a tight labor market, inventory quantities above ideal levels and geopolitical conflicts. These factors may contribute to the complexity and volatility in forecasting Fiscal 2024 results.

Our updated full-year guidance compared to the previous guidance provided is summarized in the following table:

Metric	Prior Guidance	Updated Guidance	Comment
Total sales	Up mid-single digit	Flat to up ~2.0%	Includes 53rd week
Sales percent by quarter	~26%, ~22%, ~24%, ~28%	~26%, ~22%, ~24%, ~28%
Comp sales	Up low-single digit	Down low-single digit	Softer sales; cautious consumer
Brick and mortar	Flat to up low-single digit	Down low-single digit
E-commerce	Up high-single digit	Down low-single digit
Net store growth in units	40 to 50	40 to 50
Gross margin %	34.9% to 35.0%	33.9% to 34.0%	More promotional environment; occupancy deleverage
SG&A %	23.2% to 23.3%	23.3% to 23.5%	Deleverage offset by cost reductions
Operating profit %	9.0% to 9.3%	7.4% to 7.8%	Lower margin and SG&A deleverage
Interest expense %	0.25% to 0.30%	0.40% to 0.45%	Higher average debt; rising interest rates
Diluted EPS	$9.50 to $10.00	$7.00 to $7.75
Diluted shares	~12.7 million	~12.8 million
Tax rate	24.0%	23.5% to 23.7%
Capital expenditures	$60 to $70 million	$60 to $70 million

Exhibit 99.1
Investor Conference Call and Simulcast

Hibbett, Inc. will host a webcast at 10:00 a.m. ET on Friday, May 26, 2023, to discuss first quarter results. The webcast of Hibbett’s earnings review and a slide deck of supporting information that will be referenced during the webcast will be available at https://investors.hibbett.com/ under the News & Events section. A replay of the webcast will be available for 30 days.

About Hibbett, Inc.

Hibbett, headquartered in Birmingham, Alabama, is a leading athletic-inspired fashion retailer with 1,143 Hibbett, City Gear and Sports Additions specialty stores located in 36 states nationwide as of April 29, 2023. Hibbett has a rich history of convenient locations, personalized customer service and access to coveted footwear, apparel and equipment from top brands like Nike, Jordan and Adidas. Consumers can browse styles, find new releases, shop looks and make purchases online or in their nearest store by visiting www.hibbett.com. Follow us @hibbettsports and @citygear on Facebook, Instagram and Twitter.

Disclosure Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws. Other than statements of historical facts, all statements which address activities, events, or developments that the Company anticipates will or may occur in the future, including, but not limited to, such things as our Fiscal 2024 outlook, future capital expenditures, expansion, strategic plans, financial objectives, dividend payments, stock repurchases, growth of the Company’s business and operations, including future cash flows, revenues, and earnings, our effective tax rate and other such matters, are forward-looking statements. The forward-looking statements contained in this press release reflect our current views about future events and are subject to risks, uncertainties, assumptions, and changes in circumstances that may cause events or our actual activities or results to differ significantly from those expressed in any forward-looking statement. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future events, results, actions, levels of activity, or performance or achievements. Readers are cautioned not to place undue reliance on these forward-looking statements. A number of important factors could cause actual results to differ materially from those indicated by the forward-looking statements, including, but not limited to: changes in general economic or market conditions that could affect overall consumer spending or our industry, including the possible effects of inflation and higher interest rates; changes to the financial health of our customers; our ability to successfully execute our long-term strategies; our ability to effectively drive operational efficiency in our business; the potential impact of new trade, tariff and tax regulations on our profitability; our ability to effectively develop and launch new, innovative and updated products; our ability to accurately forecast consumer demand for our products and manage our inventory in response to changing demands; future reliability of, and cost associated with, disruptions in the global supply chain including increased freight and transportation costs, and the potential impacts on our domestic and international sources of product; increased competition causing us to lose market share or reduce the prices of our products or to increase significantly our marketing efforts; the impact of public health crises or other significant or catastrophic events such as extreme weather, natural disasters or climate change; the impact of any future federal government shutdown and uncertainty regarding the federal government’s debt level or changes in fiscal, monetary or regulatory policy; fluctuations in the costs of our products; loss of key suppliers or manufacturers or failure of our suppliers or manufacturers to produce or deliver our products in a timely or cost-effective manner, including due to port disruptions; labor availability and wage pressures; our ability to accurately anticipate and respond to seasonal or quarterly fluctuations in our operating results; our ability to successfully manage or realize expected results from an acquisition, and other significant investments or capital expenditures; the availability, integration and effective operation of information systems and other technology, as well as any potential interruption of such systems or technology; risks related to data security or privacy breaches; our ability to raise additional capital required to grow our business on terms acceptable to us; our potential exposure to litigation and other proceedings; and our ability to attract key talent and retain the services of our senior management and key employees.

These forward-looking statements are based largely on our expectations and judgments and are subject to a number of risks and uncertainties, many of which are unforeseeable and beyond our control. For additional discussion on

Exhibit 99.1
risks and uncertainties that may affect forward-looking statements, see “Risk Factors” disclosed in our most recent Annual Report on Form 10-K. Any changes in such assumptions or factors could produce significantly different results. The Company undertakes no obligation to update forward-looking statements, whether as a result of new information, future events, or otherwise.

Exhibit 99.1
HIBBETT, INC. AND SUBSIDIARIES
Unaudited Condensed Consolidated Statements of Operations
(Dollars in thousands, except per share amounts)

	13-Weeks Ended
	April 29, 2023		April 30, 2022
		% to Sales		% to Sales
Net sales	$455,497		$424,051
Cost of goods sold	301,877	66.3%	267,218	63.0%
Gross margin	153,620	33.7%	156,833	37.0%
Store operating, selling and administrative expenses	96,014	21.1%	95,596	22.5%
Depreciation and amortization	11,693	2.6%	10,518	2.5%
Operating income	45,913	10.1%	50,719	12.0%
Interest expense, net	1,327	0.3%	72	—%
Income before provision for income taxes	44,586	9.8%	50,647	11.9%
Provision for income taxes	8,711	1.9%	11,300	2.7%
Net income	$35,875	7.9%	$39,347	9.3%

Basic earnings per share	$2.80		$2.98
Diluted earnings per share	$2.74		$2.89

Weighted average shares:
Basic	12,791		13,224
Diluted	13,111		13,612

Percentages may not foot due to rounding.

Exhibit 99.1
HIBBETT, INC. AND SUBSIDIARIES
Unaudited Condensed Consolidated Balance Sheets
(In thousands)

	April 29, 2023	January 28, 2023	April 30, 2022
ASSETS
Current assets:
Cash and cash equivalents	$26,926	$16,015	$23,221
Receivables, net	12,582	12,850	13,877
Inventories, net	437,957	420,839	314,861
Other current assets	13,662	23,351	16,579
Total current assets	491,127	473,055	368,538

Property and equipment, net	175,285	169,476	153,993
Operating right-of-use assets	262,999	263,391	250,522
Finance right-of-use assets, net	1,913	2,279	2,348
Tradename intangible asset	23,500	23,500	23,500
Deferred income taxes, net	2,744	3,025	3,236
Other assets, net	7,777	4,434	3,477
Total assets	$965,345	$939,160	$805,614

LIABILITIES AND STOCKHOLDERS’ INVESTMENT
Current liabilities:
Accounts payable	$131,437	$190,648	$164,294
Operating lease obligations	73,142	72,544	65,054
Credit facility	103,577	36,264	20,415
Finance lease obligations	929	1,132	1,034
Accrued payroll expense	7,707	11,361	9,730
Other accrued expenses	14,183	15,803	15,271
Total current liabilities	330,975	327,752	275,798
Operating lease obligations	228,645	229,388	219,296
Finance lease obligations	1,116	1,305	1,516
Other liabilities	5,594	4,484	2,898
Stockholders’ investment	399,015	376,231	306,106
Total liabilities and stockholders’ investment	$965,345	$939,160	$805,614

Exhibit 99.1
HIBBETT, INC. AND SUBSIDIARIES
Supplemental Information
(Unaudited)

	13-Weeks Ended
	April 29, 2023	April 30, 2022
Sales Information
Net sales increase (decrease)	7.4%	(16.3)%
Comparable store sales increase (decrease)	4.1%	(18.9)%

Store Count Information
Beginning of period	1,133	1,096
New stores opened	12	9
Rebranded stores	—	1
Stores closed	(2)	(1)
End of period	1,143	1,105

Estimated square footage at end of period (in thousands)	6,485	6,252

Balance Sheet Information
Average inventory per store	$383,164	$284,942

Share Repurchase Information
Shares purchased under our Repurchase Program	159,592	491,218
Cost (in thousands)	$10,199	$22,399
Settlement of net share equity awards	47,177	45,993
Cost (in thousands)	$2,833	$2,069

Dividend Information
Number of declarations	1	1
Cash paid (in thousands)	$3,173	$3,277
Total paid per share	$0.25	$0.25